Horizon Bancorp, Inc. to Host Virtual Investor Day on February 21, 2023

MICHIGAN CITY, Ind., January 30, 2023 – (NASDAQ GS: HBNC) Horizon Bancorp, Inc. (“Horizon” or the “Company”) will host its 2022 Virtual Investor Day at 11:00 a.m. CT on Tuesday, February 21, 2023. Horizon’s senior management team will provide a review of the company’s 2022 performance, strategies for 2023 and outlook.

Presenters will include:

•Craig M. Dwight, Chairman & Chief Executive Officer

•Thomas M. Prame, President

•Mark E. Secor, Executive Vice President & Chief Financial Officer

•Kathie A. DeRuiter, Executive Vice President & Senior Operations Officer

•Lynn Kerber, Executive Vice President & Chief Commercial Banking Officer

•Noe Najera, Executive Vice President, Senior Retail & Mortgage Lending Officer

•Scott Kosik, Senior Vice President & Director of Digital Banking

In addition to prepared remarks from Horizon’s leadership, the event will feature a live question and answer session.

Participants may access the live event on February 21, 2023 at 11 a.m. to 1 p.m. CT (12 to 2 p.m. ET) at https://hbncinvestorday.com.

Presentation slides will be posted the morning of Tuesday, February 21, 2023 on the “Investor Relations” section of the Company’s website at https://investor.horizonbank.com.

A webcast replay of the event will be available on the “Investor Relations” section of the Company’s website, https://investor.horizonbank.com.

About Horizon Bancorp, Inc.
Horizon Bancorp, Inc. (NASDAQ GS: HBNC) is the $7.9 billion–asset bank holding company for Horizon Bank, which serves customers across diverse and economically attractive Midwestern markets through convenient digital and virtual tools, as well as its Indiana and Michigan branches. Horizon’s retail offerings include prime residential, indirect auto, and other secured consumer lending to in–market customers, as well as a range of personal banking and wealth management solutions. Horizon also provides a comprehensive array of in–market business banking and treasury management services, with commercial lending representing over half of total loans. More information on Horizon, headquartered in Northwest Indiana’s Michigan City, is available at horizonbank.com and investor.horizonbank.com.

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Contact:
Mark E. Secor
Chief Financial Officer
Phone: (219) 873–2611
Fax: (219) 873–2628